Exhibit 99.1
FOR IMMEDIATE RELEASE:
Tuesday, January 15, 2008
COMMERCE BANCSHARES, INC. ANNOUNCES
FOURTH QUARTER AND 2007 EARNINGS
     Commerce Bancshares, Inc. announced earnings of $.60 per share for the three months ended December 31, 2007, a decrease of 21.1% compared to $.76 per share in the fourth quarter of 2006. Net income for the fourth quarter amounted to $43.7 million compared to $57.0 million in the same period last year. The current quarter included a pre-tax charge of $21.0 million related to the Company’s share of certain estimated litigation costs of VISA U.S.A., Inc. (VISA). Operating earnings per share, exclusive of this litigation charge, for the current quarter amounted to $.78, or an increase of 3% over last year. On an operating earnings basis, the return on average assets for the three months ended December 31, 2007 was 1.4%, the return on average equity was 14.9% and the efficiency ratio was 59.8%.
     For the year ended December 31, 2007, earnings per share totaled $2.82 compared to $2.94 in 2006. Net income in 2007 amounted to $206.7 million compared to $219.8 million in 2006. Exclusive of the above mentioned litigation costs, operating net income in 2007 amounted to $219.9 million, or $3.00 per share.
     In making this announcement, David W. Kemper, Chairman and CEO, said, “We are pleased to report a 3% growth in operating earnings per share and 9% growth in revenue per share this quarter compared to the same period last year. While we were required to expense our share of certain estimated VISA litigation costs this quarter, we expect significant future benefits from our proportionate ownership in that organization. Operating results this quarter were driven by a relatively stable net interest margin and continued loan growth, combined with solid increases in a number of our fee-based businesses. Bankcard and trust fees grew 11% and 10%, respectively. Exclusive of the VISA charge, non-interest expense was well controlled this quarter.”
     Mr. Kemper continued, “While we experienced higher levels of net loan charge-offs in our consumer loan portfolios this quarter, overall credit quality remained good with net loan charge-offs for the year at .42% compared with .29% last year. Our allowance for loan losses totaled $133.6 million, or 1.26% of outstanding loans. Total non-performing assets decreased $8.0 million from last quarter to $33.4 million as of December 31, 2007. Our allowance for loan losses represented 677% of total non-accrual loans.”
     Total assets at December 31, 2007 were $16.2 billion, total loans were $10.8 billion, and total deposits were $12.6 billion. Also during the quarter, the Company paid a 5% stock dividend for the 14th consecutive year.

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in over 350 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital, and real estate activities.
Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	9/30/07	12/31/07	12/31/06
Non-Accrual Loans	$25,962	$19,739	$16,708

Foreclosed Real Estate	$15,408	$13,678	$1,515

Total Non-Performing Assets	$41,370	$33,417	$18,223

Non-Performing Assets to Loans	.40%	.32%	. 19%

Non-Performing Assets to Total Assets	.26%	.21%	.12%

Loans 90 Days & Over Past Due – Still Accruing	$19,227	$20,886	$20,376
Comparison of GAAP and Non-GAAP Information

	For the Three Months Ended			For the Year Ended
	Sept. 30	Dec. 31	Dec. 31	Dec. 31	Dec. 31
(Dollars in thousands)	2007	2007	2006	2007	2006

Net income	$55,898	$43,692	$57,017	$206,660	$219,842
Provision relating to VISA litigation, net of tax	—	13,199	—	13,199	—

Operating net income	$55,898	$56,891	$57,017	$219,859	$219,842

GAAP basis:
Diluted earnings per share	$.77	$.60	$.76	$2.82	$2.94
Return on average assets	1.43%	1.09%	1.51%	1.33%	1.54%
Return on average equity	15.10%	11.46%	15.52%	14.00%	15.96%
Efficiency ratio	59.81%	68.67%	59.12%	62.72%	60.55%

Operating income basis (non-GAAP):
Diluted earnings per share	$.77	$.78	$.76	$3.00	$2.94
Return on average assets	1.43%	1.42%	1.51%	1.42%	1.54%
Return on average equity	15.10%	14.92%	15.52%	14.89%	15.96%
Efficiency ratio	59.81%	59.78%	59.12%	60.42%	60.55%
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.
This financial news release, including management’s discussion of fourth quarter results, is posted to the Company’s web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
	Sept. 30	Dec. 31	Dec. 31	Dec. 31	Dec. 31
(Unaudited)	2007	2007	2006	2007	2006
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$135,262	$137,467	$134,232	$538,072	$513,199
Taxable equivalent net interest income	137,357	139,651	136,605	546,841	520,323
Non-interest income	95,137	98,101	90,030	371,581	352,586
Investment securities gains, net	1,562	3,270	24	8,234	9,035
Provision for loan losses	11,455	14,062	7,970	42,732	25,649
Non-interest expense	139,093	162,897	133,610	574,758	525,425
Net income	55,898	43,692	57,017	206,660	219,842
Cash dividends	17,133	17,104	16,463	68,915	65,758
Net total loan charge-offs	11,456	14,064	8,074	42,733	26,054
Net business charge-offs (recov)	1,853	1,847	(126)	4,393	(823)
Net consumer credit card charge-offs	5,331	6,606	5,131	23,698	17,854
Net personal banking charge-offs (1)	2,449	3,747	2,217	9,984	6,236
Real estate — construction charge-offs	605	537	62	2,012	62
Real estate — business charge-offs (recov)	744	768	37	1,075	(36)
Real estate — personal charge-offs	71	14	19	139	92
Net overdraft charge-offs	403	545	734	1,432	2,669
Per share:
Net income — basic	$0.78	$0.61	$0.77	$2.86	$2.98
Net income — diluted	$0.77	$0.60	$0.76	$2.82	$2.94
Cash dividends	$0.238	$0.238	$0.222	$0.952	$0.889
Diluted wtd. average shares o/s	72,707	72,482	74,940	73,189	74,678
RATIOS
Average loans to deposits (2)	88.67%	89.76%	85.83%	88.49%	84.73%
Return on total average assets	1.43%	1.09%	1.51%	1.33%	1.54%
Return on total average stockholders’ equity	15.10%	11.46%	15.52%	14.00%	15.96%
Non-interest income to revenue (3)	41.29%	41.64%	40.15%	40.85%	40.72%
Efficiency ratio (4)	59.81%	68.67%	59.12%	62.72%	60.55%
AT PERIOD END
Book value per share based on total stockholders’ equity	$20.75	$21.28	$19.63
Market value per share	$43.70	$44.86	$46.10
Allowance for loan losses as a percentage of loans	1.28%	1.26%	1.36%
Tier I leverage ratio	8.79%	8.76%	9.05%
Common shares outstanding	71,878,511	71,795,749	73,450,171
Number of bank/ATM locations	360	354	354
Full-time equivalent employees	5,077	5,083	4,932

		Dec. 31	Dec. 31
OTHER YTD INFORMATION		2007	2006

High market value per share		$48.35	$48.25
Low market value per share		$41.22	$43.43

(1)	Includes net charge-offs on consumer and home equity loans

(2)	Includes loans held for sale

(3)	Revenue includes net interest income and non-interest income.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.
All share and per share amounts have been restated to reflect the 5% stock distributed December 2007.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Year Ended
(Unaudited)	Sept. 30	Dec. 31	Dec. 31	Dec. 31	Dec. 31
(In thousands, except per share data)	2007	2007	2006	2007	2006
INTEREST INCOME
Interest and fees on loans	$188,863	$185,844	$175,123	$734,986	$643,329
Interest and fees on loans held for sale	5,049	4,626	5,532	21,940	21,788
Interest on investment securities	38,011	40,494	40,370	153,294	151,552
Interest on federal funds sold and securities purchased under agreements to resell	6,351	5,788	7,134	25,881	15,637

Total interest income	238,274	236,752	228,159	936,101	832,306

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	31,173	27,472	27,532	116,094	96,442
Time open and C.D.’s of less than $100,000	28,541	28,180	26,007	110,957	85,424
Time open and C.D.’s of $100,000 and over	18,812	18,448	15,582	73,739	58,381
Interest on other borrowings	24,486	25,185	24,806	97,239	78,860

Total interest expense	103,012	99,285	93,927	398,029	319,107

Net interest income	135,262	137,467	134,232	538,072	513,199
Provision for loan losses	11,455	14,062	7,970	42,732	25,649

Net interest income after provision for loan losses	123,807	123,405	126,262	495,340	487,550

NON-INTEREST INCOME
Deposit account charges and other fees	30,148	30,610	29,323	117,350	115,453
Bank card transaction fees	26,409	28,266	25,475	103,613	94,928
Trust fees	19,823	20,392	18,564	78,840	72,180
Trading account profits and commissions	2,174	3,172	1,918	8,647	8,132
Consumer brokerage services	3,056	3,014	2,318	12,445	9,954
Loan fees and sales	2,919	1,919	2,059	8,835	10,503
Other	10,608	10,728	10,373	41,851	41,436

Total non-interest income	95,137	98,101	90,030	371,581	352,586

INVESTMENT SECURITIES GAINS, NET	1,562	3,270	24	8,234	9,035

NON-INTEREST EXPENSE
Salaries and employee benefits	77,312	78,433	73,140	308,768	288,273
Net occupancy	11,572	11,584	11,060	45,789	43,276
Equipment	5,761	6,246	6,536	24,121	25,665
Supplies and communication	8,546	8,524	8,332	34,162	32,670
Data processing and software	12,407	13,294	13,054	49,081	50,982
Marketing	4,775	4,247	3,945	18,199	17,317
Other	18,720	40,569	17,543	94,638	67,242

Total non-interest expense	139,093	162,897	133,610	574,758	525,425

Income before income taxes	81,413	61,879	82,706	300,397	323,746
Less income taxes	25,515	18,187	25,689	93,737	103,904

NET INCOME	$55,898	$43,692	$57,017	$206,660	$219,842

Net income per share — basic	$0.78	$0.61	$0.77	$2.86	$2.98

Net income per share — diluted	$0.77	$0.60	$0.76	$2.82	$2.94

Cash dividends per common share	$0.238	$0.238	$0.222	$0.952	$0.889

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	Sept. 30	Dec. 31	Dec. 31
(In thousands)	2007	2007	2006
ASSETS
Loans	$10,451,029	$10,605,368	$9,681,520
Allowance for loan losses	(133,588)	(133,586)	(131,730)

Net loans	10,317,441	10,471,782	9,549,790

Loans held for sale	303,658	235,896	278,598
Investment securities:
Available for sale	3,411,804	3,165,020	3,415,440
Trading	17,189	26,478	6,676
Non-marketable	93,086	105,517	74,207

Total investment securities	3,522,079	3,297,015	3,496,323

Federal funds sold and securities purchased under agreements to resell	520,484	655,165	527,816
Cash and due from banks	543,626	673,081	626,500
Land, buildings and equipment — net	403,747	406,249	386,095
Goodwill	125,088	124,570	97,643
Other intangible assets — net	22,322	21,413	19,633
Other assets	265,864	319,660	247,951

Total assets	$16,024,309	$16,204,831	$15,230,349

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,148,991	$1,413,849	$1,312,400
Savings, interest checking and money market	6,971,076	7,155,366	6,879,047
Time open and C.D.’s of less than $100,000	2,398,877	2,374,782	2,302,567
Time open and C.D.’s of $100,000 and over	1,432,831	1,607,555	1,250,840

Total deposits	11,951,775	12,551,552	11,744,854
Federal funds purchased and securities sold under agreements to repurchase	2,059,095	1,239,219	1,771,282
Other borrowings	345,749	583,639	53,934
Other liabilities	176,124	302,735	218,165

Total liabilities	14,532,743	14,677,145	13,788,235

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	352,330	359,694	352,330
Capital surplus	421,733	475,220	427,421
Retained earnings	794,779	669,142	683,176
Treasury stock	(91,040)	(2,477)	(20,613)
Accumulated other comprehensive income (loss)	13,764	26,107	(200)

Total stockholders’ equity	1,491,566	1,527,686	1,442,114

Total liabilities and stockholders’ equity	$16,024,309	$16,204,831	$15,230,349

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCES

	For the Three Months Ended			For the Year Ended
(Unaudited)	Sept. 30	Dec. 31	Dec. 31	Dec. 31	Dec. 31
(Dollars in thousands)	2007	2007	2006	2007	2006
Loans:
Business	$3,103,903	$3,212,440	$2,805,946	$3,110,386	$2,688,722
Real estate — construction	705,232	677,651	627,631	671,986	540,574
Real estate — business	2,220,136	2,222,816	2,160,705	2,204,041	2,053,455
Real estate — personal	1,538,279	1,541,861	1,490,565	1,521,066	1,415,321
Consumer	1,605,879	1,642,600	1,411,988	1,558,302	1,352,047
Home equity	446,208	454,781	443,290	443,748	445,376
Consumer credit card	670,973	712,312	611,579	665,964	595,252
Overdrafts	14,468	17,152	13,329	13,823	14,685

Total loans	10,305,078	10,481,613	9,565,033	10,189,316	9,105,432

Loans held for sale	293,610	289,192	315,108	321,916	315,950
Investment securities (excluding unrealized gains and losses):
Available for sale	3,222,014	3,310,548	3,440,245	3,254,467	3,456,219
Trading	16,343	29,897	15,471	22,321	17,444
Non-marketable	98,177	102,951	83,938	92,251	85,211

Total investment securities	3,336,534	3,443,396	3,539,654	3,369,039	3,558,874

Federal funds sold and securities purchased under agreements to resell	511,834	537,859	530,275	527,304	299,554

Total interest earning assets	14,447,056	14,752,060	13,950,070	14,407,575	13,279,810

Total assets	15,529,022	15,894,020	14,999,722	15,480,327	14,238,604

Deposits:
Non-interest bearing deposits	660,681	660,310	664,017	647,888	642,545
Interest bearing deposits:
Savings	392,317	375,974	400,737	392,942	393,870
Interest checking	211,469	207,536	179,332	194,555	175,619
Money market	6,814,225	6,864,403	6,682,961	6,802,388	6,541,661
Time open & C.D.’s of less than $100,000	2,389,019	2,391,787	2,293,197	2,359,386	2,077,257
Time open & C.D.’s of $100,000 and over	1,485,637	1,499,654	1,291,430	1,480,856	1,288,845

Total interest bearing deposits	11,292,667	11,339,354	10,847,657	11,230,127	10,477,252

Total deposits	11,953,348	11,999,664	11,511,674	11,878,015	11,119,797

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,628,453	1,720,651	1,792,832	1,696,613	1,455,544
Other borrowings	346,076	492,214	104,488	292,446	182,940

Total borrowings	1,974,529	2,212,865	1,897,320	1,989,059	1,638,484

Total interest bearing liabilities	13,267,196	13,552,219	12,744,977	13,219,186	12,115,736
Total stockholders’ equity	1,468,600	1,512,857	1,457,813	1,476,403	1,377,655

Net yield on interest earning assets (tax-equivalent basis)	3.77%	3.76%	3.89%	3.80%	3.92%

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2007
For the quarter ended December 31, 2007, net income amounted to $43.7 million, a decrease of $13.3 million from the same quarter last year and a decrease of $12.2 million from the previous quarter. The current quarter included a pre-tax expense provision of $21.0 million related to the Company’s share of certain estimated VISA U.S.A., Inc. (VISA) litigation costs. Excluding this amount, net income amounted to $56.9 million, or an increase of $1.0 million over the previous quarter, and was virtually flat with the same period last year. Exclusive of the VISA item, for the current quarter, the return on average assets was 1.4%, the return on average equity was 14.9%, and the efficiency ratio was 59.8%.
Balance Sheet Review
During the 4th quarter of 2007, average loans, excluding held for sale loans, increased $176.5 million, or 1.7%, compared to the previous quarter, representing annualized growth of 6.8%. Average loans increased $916.6 million, or 9.6%, during the 4th quarter of 2007 compared to the same period last year. Overall during the quarter, the increase in average loans compared with the previous quarter consisted mainly of growth in business ($108.5 million), consumer ($36.7 million) and consumer credit card ($41.3 million) loans offset by a decline of $27.6 million in construction loans. The growth in average business loans this quarter was partly due to seasonal borrowings which increased in the previous quarter and continued into the 4th quarter of 2007, but with significant paydowns occurring by year end. The consumer loan growth occurred in marine and RV lending products, while the growth in credit card loans included normal seasonal growth in the 4th quarter. When compared with the same quarter last year, and excluding the effects of completed bank acquisitions in 2007, average loans grew by 7.0%.
Available for sale investment securities increased on average by $119.8 million, or 3.7%, this quarter compared with the previous quarter. During the current quarter, sales, maturities and principal paydowns of securities totaled $464.2 million, while the Company reinvested $161.1 million in federal agency, mortgage-backed and other asset-backed securities.
Total average deposits increased by $46.3 million during the 4th quarter of 2007 compared to the previous quarter, and $488.0 million, or 4.2%, compared to the 4th quarter of 2006. Compared to the previous quarter, growth in average deposits resulted from increases in money market accounts ($50.2 million) and certificates of deposit ($16.8 million), but was offset by declines in savings accounts. The average loans to deposits ratio in the current quarter was 89.8%, compared to 88.7% in the previous quarter.
Average borrowings increased $238.3 million in the current quarter compared to the prior quarter, mainly due to increases in funding from Federal Home Loan Bank borrowings ($147.2 million), federal funds purchased ($52.4 million) and repurchase agreements ($39.8 million). During the quarter, the Company continued to diversify its funding sources and improve liquidity, and at December 31, 2007 its exposure to overnight federal funds borrowings was reduced by over $800 million to $126.1 million.
Net Interest Income
Net interest income in the 4th quarter of 2007 amounted to $137.5 million, an increase of $2.2 million, or 1.6%, compared with the previous quarter and an increase of $3.2 million, or 2.4%, compared to the 4th quarter of last year. During the 4th quarter of 2007, the net yield on earning assets (tax-equivalent) was 3.76%, compared with 3.77% in the previous quarter and 3.89% in the same period last year.
The increase of $2.2 million in net interest income in the 4th quarter of 2007 over the previous quarter was primarily the result of lower rates paid on deposits and borrowings coupled with an increase in average loan and investment securities balances, but offset by lower rates earned on the loan portfolio. Interest income on loans decreased by $3.4 million this quarter, mainly due to lower rates earned on virtually all loan products, but offset by higher average balances on business, consumer, and consumer credit card loans. Interest on investment securities increased by $2.5 million compared to the previous quarter as a result of both higher balances and rates, occurring mainly in mortgage-backed and other asset-backed investment securities. Interest expense on deposits declined $4.4 million in the 4th quarter of 2007 compared with the previous quarter as a result of lower rates paid on nearly all deposit products, especially on premium money market accounts. Interest expense on other borrowings increased $699 thousand due to higher average balances of Federal Home Loan Bank advances, but was partly offset by lower rates paid on overnight federal funds purchased and repurchase agreements.
During the current quarter, the overall tax equivalent yield on interest earning assets declined 17 basis points from the previous quarter to 6.43%, while the overall cost of interest bearing liabilities also decreased 17 basis points to 2.91%.
Non-Interest Income
For the 4th quarter of 2007, total non-interest income amounted to $98.1 million, an increase of 9.0% compared to $90.0 million in the same period last year, and an increase of 3.1% compared to $95.1 million recorded in the previous quarter. The increase in non-interest income over the 4th quarter of last year resulted mainly from double digit growth in bank card, brokerage, and bond trading income, in addition to solid growth in trust and corporate cash management fees. Bank card fees for the quarter increased 11.0% over the 4th quarter of last year, primarily due to higher fees earned on debit and corporate card transactions, which grew by 13.7% and 36.0%, respectively. Trust fees for the quarter increased 9.8% over the same quarter last year due to growth in both personal and corporate trust fees. Deposit account fees grew 4.4% this quarter over the same period last year as a result of growth in corporate cash management fees of 15.5%, along with a 2.5% increase in overdraft fee income.

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2007
Brokerage fees, including equity sales commissions and annuity fees, grew 30.0% this quarter over the same period last year. Bond trading income increased 65.4% over the same period last year due to continued higher corporate and correspondent bank sales.
During the current quarter, gains on sales of student loans totaled $794 thousand compared with $1.9 million in the previous quarter. Approximately $93.6 million of student loans were sold this quarter. The ratio of non-interest income to total revenue was 41.6% in the 4th quarter of 2007.
Investment Securities Gains and Losses
Net securities gains amounted to $3.3 million in the 4th quarter of 2007, compared to net gains of $24 thousand in the same quarter last year and net gains of $1.6 million in the previous quarter. Included in the current quarter were net gains of $2.2 million on sales of certain available for sale securities, coupled with a net gain of $1.1 million due to fair value adjustments on various private equity investments. Related minority interest expense totaled $181 thousand on these private equity net gains, which was recorded in other non-interest expense.
Non-Interest Expense
Non-interest expense for the current quarter amounted to $162.9 million, an increase of $29.3 million, or 21.9%, compared with amounts recorded in the same period last year, and was $23.8 million, or 17.1%, higher than amounts recorded in the prior quarter. As mentioned earlier, current quarter non-interest expense included a non-cash expense provision of $21.0 million related to the Company’s share of certain estimated VISA litigation costs. The covered litigation is described in VISA’s Form 10-K which was filed on December 13, 2007. The Company’s expense provision related to VISA’s American Express litigation, which was recently settled by VISA, and other VISA litigation, including the Discover and interchange litigation, which has not yet been settled. The Company currently anticipates that its proportional share of the proceeds of VISA’s initial public offering, expected to occur in 2008, will provide significant future benefit to the Company.
Excluding the VISA litigation provision, non-interest expense in the current quarter grew by 6.2% over the same period last year. Compared to the 4th quarter of last year, salaries and benefits expense increased $5.3 million, or 7.2%, mainly as a result of normal merit increases and the effects of bank acquisitions in 2007, which increased salaries and benefits by approximately $886 thousand. Full-time equivalent employees totaled 5,083 and 4,932 at December 31, 2007 and 2006, respectively.
Compared with the 4th quarter of last year, occupancy and supplies and communication costs increased 4.7% and 2.3%, respectively, for a combined increase of $716 thousand, while professional and loan collection fees grew by $1.5 million.
Income Taxes
The effective tax rate for the Company was 30.6% for the current quarter, compared with 31.3% in the previous quarter and 31.1% in the 4th quarter of 2006.
Credit Quality
Net loan charge-offs for the 4th quarter of 2007 amounted to $14.1 million, compared with $11.5 million in the prior quarter and $8.1 million in the 4th quarter of last year. The increase in net charge-offs in the 4th quarter of 2007 compared to the previous quarter was the result of higher personal banking and consumer credit card loan charge-offs. Year-to-date, the ratio of net loan charge-offs to total average loans was .42% compared to .29% last year.
For the 4th quarter of 2007, annualized net charge-offs on average consumer credit card loans were 3.68%, compared with 3.15% in the previous quarter and 3.33% in the same period last year. Additionally, personal banking loan net charge-offs for the quarter amounted to .71% of average personal banking loans, compared to .47% in both the previous quarter and the same quarter last year. The provision for loan losses for the quarter totaled $14.1 million, and was $2.6 million higher than the previous quarter and $6.1 million higher than the 4th quarter of 2006. The allowance for loan losses at December 31, 2007 amounted to $133.6 million, or 1.26% of total loans, excluding held for sale loans.
Total non-performing assets amounted to $33.4 million, a decrease of $8.0 million from the previous quarter, and represented .32% of loans outstanding. This decrease was partly the result of the sale of over $4.9 million of foreclosed real estate, comprised mainly of houses and residential lots. In addition, the Company resolved a $5.5 million non-accrual agricultural business loan as a result of the liquidation of related collateral. The Company also foreclosed on a business real estate loan, transferring the balance of $3.4 million to foreclosed property. Non-performing assets are comprised of non-accrual loans ($19.7 million) and foreclosed real estate ($13.7 million). Loans past due more than 90 days and still accruing interest totaled $20.9 million at December 31, 2007.
Other
The Company maintains a treasury stock buyback program. During the current quarter, the Company purchased 166 thousand shares of treasury stock at an average cost of $44.85 per share.
Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.